Exhibit 4.60

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (the “Purchase Agreement”) is dated as of June 14, 2021, by and among Marpai, Inc., a Delaware corporation (the “Company”), and those individuals and/or entities listed in Exhibit A attached hereto (each a “Lender” and together the “Lenders”).

WHEREAS, the Company desires to raise up to Three Hundred Thousand Dollars ($300,000) (the aggregate “Loan Amount”) via a convertible note financing from the Lenders and the Lenders wish to loan the Company the Loan Amount subject to the terms and conditions of this Purchase Agreement and the convertible promissory note attached hereto as Exhibit B (each a “Note” and together the “Notes”);

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned parties hereby agree as follows:

1.             Amount and Terms of the Notes. The Lenders undertake to lend to the Company the Loan Amount, in the proportions as set forth opposite each Lender’s name in Exhibit A, against the issuance of the Notes. The Loan Amount shall bear a cumulative annual interest as specified in the Note and shall have such maturity date set forth therein.

2.             Closing.

(a)           Initial Closing. Subject to the terms and conditions of this Purchase Agreement, the initial closing of the sale and purchase of the Notes hereunder shall take place remotely via the exchange of documents and signatures on such date and time as determined by the Company (the “Initial Closing”). At the Initial Closing, the Company shall deliver a Note to each Lender participating therein in the original principal amount set forth opposite each Lender’s name in Exhibit A and each Lender shall immediately pay its respective portion of the Loan Amount as set forth opposite each Lender’s Name in Exhibit A by way of check or wire transfer pursuant to the instructions provided by the Company to the Lenders prior to the Initial Closing.

(b)           Additional Closings. Following the Initial Closing, at any time and from time to time during and up to and including December 31, 2021 (the “Additional Closing Period”), the Company may, at one or more additional closings as determined by the Company (each an “Additional Closing” and together with the Initial Closing, a “Closing”), without obtaining the signature, consent or permission of any of the Lenders in the Initial Closing or any prior Additional Closing, issue additional Notes to other investors (the “New Lenders”) up to the portion of the Loan Amount remaining after the Initial Closing on the same terms and conditions as set forth herein. The New Lenders may include persons or entities who are already Lenders under this Purchase Agreement and each New Lender shall execute and deliver a signature page to this Purchase Agreement and the Note to the Company, becoming a party to, and bound by, this Agreement to the same extent as if the New Lender had been a Lender at the Initial Closing and each such New Lender shall be deemed to be a Lender for purposes under this Agreement as of the date of the applicable Additional Closing. The Company, in its sole discretion, may shorten the Additional Closing Period.

3.             Representations and Warranties of the Company. The Company represents and warrants to the Lenders as follows:

(a)           The Company is duly organized and existing in good standing under the laws of State of Delaware, and has the power to own its properties and to carry on its business as now conducted.

(b)           The Company has full power, authority and legal right to enter into this Purchase Agreement and each Note and to perform all of its obligations thereunder. The Company has duly executed and delivered this Purchase Agreement and each Note. This Purchase Agreement and the Note constitute the legal, valid, and binding obligation of the Company enforceable in accordance with their respective terms.

(c)           All of the shares of the Company to be issued to the Lender upon the conversion of each Note (if converted) shall be, when issued, duly authorized, validly issued, fully paid, non-assessable free and clear of all liens, pledges, security interests, charges and encumbrances and registered in the name of the Lender on the stock ledger of the Company.

4.              Representations and Warranties of the Lender. Each Lender represents and warrants to the Company that:

(a)           The Lender has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company’s stage of development so as to be able to evaluate the risks and merits of its investment in the Company and it is able financially to bear the risks thereof;

(b)           The Lender is entering into this Purchase Agreement and acquiring the Note for the Lender’s own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof other than in compliance with the Securities Act of 1933, as amended (the Securities Act”) and applicable state securities laws;

(c)           No “Bad Actor” Disqualification Events. Neither the Lender nor any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members is subject to any “Disqualification Event” (as described in Rule 506(d)(1)(i)-(viii) of the Securities Act), except a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3), is applicable); and

(d)           Each Lender understands that (i) each Note and the securities into which it is convertible have not been registered under the Securities Act by reason of its issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof or Rule 504, 505 or 506 promulgated under the Securities Act, (ii) each Note and its underlying securities must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, and (iii) each Note and its underlying securities will bear a legend substantially to such effect.

(e)           “Market Stand-off” Agreement. Each Lender hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company for its own behalf of its common stock or any other equity securities under the Securities Act on a registration statement on Form S-1 or Form S-3, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days in the case of the IPO, or ninety (90) days in the case of any registration other than the IPO, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2241, or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for common stock (whether such shares or any such securities are then owned by the Lender or are thereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or other securities, in cash, or otherwise. The foregoing provisions of this Subsection 3(l) shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, or the transfer of any shares to any trust for the direct or indirect benefit of the Lender or the immediate family of the Lender, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and shall be applicable to the Lenders only if all officers and directors and stockholders individually owning more than one percent (1%) of the Company’s outstanding common stock are subject to the same restrictions. The underwriters in connection with such registration are intended third-party beneficiaries of this Subsection 3(l) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Lender further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Subsection 3(l) or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all such agreements by the Company or the underwriters shall apply pro rata to all Company stockholders that are subject to such agreements, based on the number of shares subject to such agreements.

5.             Conversion. The Notes shall be convertible pursuant to the terms contained therein.

6.             Miscellaneous.

6.1           Entire Agreement. This Purchase Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior written and oral understandings of such parties with regard thereto. This Purchase Agreement and the attached Note may be modified, amended, or any term hereof waived with the written consent of the Company and Lenders holding a majority in interest of the Loan Amount. Any amendment effected in accordance with this Section 6.1 shall be binding upon all parties of this Purchase Agreement and their respective successors and assignees.

6.2           Governing Law; Jurisdiction. This Purchase Agreement shall be governed by and construed according to the laws of the State of New York without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Purchase Agreement shall be resolved in the competent courts of the State of New York, and each of the parties hereby submits irrevocably to the jurisdiction of such court.

6.3           Notices. All notices or other communications hereunder shall be in writing and shall be given in person, by registered mail (registered air mail if mailed internationally), by an overnight courier service which obtains a receipt to evidence delivery, or by facsimile transmission (provided that written confirmation of receipt is provided), addressed as set forth below:

If to the Company:            Marpai, Inc.

5701 East Hillsborough Ave.

Tampa, FL 33610

Attn: Edmundo Gonzalez, Secretary

With a copy to:

Pearl Cohen Zedek Latzer LLP

131 Dartmouth Street, Floor 3

Boston, MA 02116

Fax: (617) 228-5720

Attn: Oded Kadosh, Esq.

If to the Lender:                to the address as set forth in Exhibit A

or such other address as any party may designate to the other in accordance with the aforesaid procedure. All notices and other communications delivered in person or by courier service shall be deemed to have been given as of one business day after sending thereof, those given by facsimile transmission with confirmed answer back (provided that such date is a business day in the country of receipt and if not, the next business day) and all notices and other communications sent by registered mail shall be deemed given ten (10) days after posting.

6.4           Assignment. This Purchase Agreement may not be assigned by any Lender without the prior written consent of the Company. The Company may assign this Purchase Agreement without the prior written consent of the Lenders. Notwithstanding the foregoing, this Purchase Agreement shall be binding upon the successors, assigns and representatives of each party.

6.5           No Waiver. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Purchase Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, either under this Purchase Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

6.6           Severability. If any provision of this Purchase Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Purchase Agreement and the remainder of this Purchase Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Purchase Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

6.7           Counterparts. This Purchase Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

6.8           Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Purchase Agreement and the intentions of the parties as reflected thereby.

6.9           Headings. All article and section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Purchase Agreement.

6.10         Expenses. Each Lender will bear its own fees and expenses incurred in the transactions contemplated herein.

[signatures to follow]

IN WITNESS WHEREOF, the parties have executed this Note Purchase Agreement as of the date first above written.

THE COMPANY:

MARPAI, INC.

By:	/s/ Edmundo Gonzalez
Name:	Edmundo Gonzalez
Title:	President & Secretary

[Company signature page to the Purchase Agreement of Marpai, Inc.]

IN WITNESS WHEREOF, the parties have executed this Note Purchase Agreement as of the date first above written.

THE LENDER:

STEVE JOHNSON

By:	/s/ Steve Johnson
Name:	Steve Johnson
Title:	self

[Lender signature page to the Purchase Agreement of Marpai, Inc.]

Exhibit A

Final Lenders Schedule (As of June 11, 2021)

Name	Address	Loan Amount
Jane Cavalier Lucas		$75,000.00
Steve Johnson		$50,000.00
Wayne Watters		$50,000.00
Phil Blank		$50,000.00
Susan Cain		$30,000.00
Grays West Ventures LLC		$45,000.00
TOTAL:		$300,000.00

Exhibit B

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED, INCLUDING UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT, AND (2) SUBJECT TO THE PROVISIONS OF ANY OTHER APPLICABLE LAW AND OF THE THEN CURRENT BY-LAWS AND CERTIFICATE OF INCORPORATION OF THE COMPANY.

CONVERTIBLE PROMISSORY NOTE

$50,000.00 (the “Loan Amount”)	June 14, 2021
8% Annual Interest	(the “Note Date”)

THIS NOTE is issued pursuant to the terms of that certain Note Purchase Agreement by and among Marpai, Inc. (the “Company”), STEVE JOHNSON (the “Lender”) and dated June 14, 2021 (the “Purchase Agreement”). Capitalized terms not elsewhere defined herein shall have the meanings set forth in the Purchase Agreement.

FOR VALUE RECEIVED, the Company hereby promises to pay to the order of the Lender, the principal sum of the Loan Amount, together with interest thereon. This Note shall bear a simple interest rate of eight percent (8%) per annum based on a 365 day year. The obligation to pay interest on this Note shall be cumulative.

1.             Maturity Date. If not otherwise converted pursuant to Section 3, the outstanding principal balance and unpaid accrued interest on this Note shall be due two (2) years from the Note Date (the “Maturity Date”) or prior thereto upon the Lender’s first written request following an Event of Default of the Company. The Maturity Date may be extended upon mutual consent of the Company and the Lender.

2.             Note Repayment. All repayments shall be made in lawful money of the United States of America by wire transfer to a bank account to be designated by the Lender. All Notes outstanding under the Purchase Agreement, and any other Note Purchase Agreement outstanding by the Company as of the date hereof, shall rank equally without preference or priority of any kind with respect to one another, and all payments with respect to any of the Notes that have not been converted shall be applied ratably in proportion to the Loan Amounts represented thereby. The Company shall be entitled to repay all or any portion of the principal or accrued interest outstanding under the Notes upon prior written notice to the Lender.

3.             Conversion.

3.1           Automatic Conversion upon Initial Public Offering. If, after the date hereof and prior to the earlier of the Maturity Date or the full repayment or conversion of the Notes, the Company (or a successor entity) closes an underwritten public offering of its common stock (an “IPO”), then the entire principal amount of this Note and accrued interest (calculated through the date that is ten (10) days prior to the closing of the IPO) will be converted automatically, without the need for any action on the part of Company or the Lender, into unregistered shares of common stock of the Company (or successor entity, as applicable) concurrently with the closing of the IPO. The number of shares of common stock issuable upon conversion of this Note will be calculated by dividing the total of the principal amount of and accrued interest on this Note (calculated through the date set forth above in this Section 3.1) then outstanding by 70% of the per share public offering price stated on the front cover of the final prospectus for the IPO (before deduction of any underwriting commissions, expenses or other amounts). The Company will give the Lender notice of the intended closing of an IPO, including the public offering price, provided that the failure to give such notice will not affect the automatic conversion of this Note. In order to receive certificates representing the common stock, the Lender must cause the original of this Note to be delivered to the Company, or if lost, stolen or destroyed, an affidavit and, if reasonably requested by the Company, a reasonable indemnity as to the lost, stolen or destroyed original of this Note. Then, the Company (or successor entity) will cause one or more stock certificates evidencing the Lender’s ownership of the number of conversion shares into which the principal amount of, and interest accrued on, this Note has been converted to be delivered promptly to the Lender or as directed by the Lender. From and after the IPO, this Note will represent only the right to receive shares of common stock (or shares of a successor entity’s common stock).

3.2           Automatic Conversion upon Qualified Financing. Notwithstanding the foregoing, at the closing of the Qualified Financing (as hereinafter defined), the outstanding principal balance and unpaid accrued interest on this Note shall be automatically converted into the most senior class of shares of the Company issued in such Qualified Financing (the “Shares”) at a price per share equal to a 30% discount from the company valuation at the applicable round of financing (the “Conversion Price”). The exact number of Shares to be issued to Lender upon conversion will be equal to the aggregate outstanding principal and unpaid accrued interest due on this Note, divided by the Conversion Price. The issuance of such shares upon conversion of this Note shall be contingent upon execution and delivery by the Lender of the agreements executed and delivered by investors in the Qualified Financing. The Lender shall thereupon receive all of the rights, preferences and privileges granted to other investors in the Qualified Financing, including but not limited to any registration and piggyback rights. “Qualified Financing” shall mean the next transaction or series of related transactions, other than an IPO, following the date of the Purchase Agreement in which the Company issues and sells Shares to investors, which may be existing stockholders of the Company, with gross proceeds to the Company of at least two million dollars (US$2,000,000), excluding the conversion of Notes.

3.3           Discretionary Conversion. Unless otherwise automatically converted upon an IPO or in a Qualified Financing, at any time after the Maturity Date (or any time after the Maturity Date with the consent of the Company and including prior to a Change of Control that occurs before a Qualified Financing or IPO) the Lender shall be entitled, by written notice to the Company, to convert the outstanding principal balance and unpaid accrued interest on this Note, in whole or in part, into the most senior class of stock of the Company then outstanding, at a conversion price based upon a maximum company pre-money valuation of Forty-Eight Million Two Hundred Sixty-Two Thousand Dollars (US$48,262,000) on a fully diluted basis. The shares issued upon said conversion shall have all preferential and associated rights with said class and given to the investors in the applicable round of financing, and shall be identical in all terms except for said price. Any election to convert the Note pursuant to this Section 3.3 will be made in writing and delivered to the Company.

3.4           Repayment Upon Change of Control. In the event the Company consummates a Change of Control (as defined below) prior to the Maturity Date and prior to the conversion or repayment of this Note, then this Note shall become due and payable upon the date of consummation of such Change of Control (and following the Company’s receipt of proceeds from a Change of Control) in an amount equal to the greater of: (i) one and one half times (1.5x) the Loan Amount, plus any accrued and unpaid interest; or (ii) the net proceeds to be received by Lender if Lender had converted this Note based on a price per share based on a pre-money valuation of the Company equal to $35,000,000, as calculated on a fully diluted basis, immediately prior to the Change of Control. The Company will notify Lender in writing of a Change of Control at least five (5) days before the anticipated closing of such Change of Control. A “Change of Control” means the sale, conveyance, exclusive license outside of the ordinary course of business, or other disposition of all or substantially all of the Company’s property or business, the Company’s merger with or into or consolidation with any other corporation, limited liability company or other entity (other than a wholly owned subsidiary of the Company) if the holders of the voting securities of the Company that are outstanding immediately prior to the consummation of such consolidation or merger do not, immediately after the consummation of such consolidation or merger, hold voting securities that collectively possess at least a majority of the voting power of all the outstanding securities of the surviving entity of such consolidation or merger or such surviving entity’s parent entity or the sale or disposition of a majority of the voting securities of the Company; provided that the term “Change of Control” shall not include (a) a merger or reorganization of the Company effected exclusively for the purpose of changing the domicile of the Company or tax-free reorganization or (b) an equity financing in which the Company is the surviving corporation.

4.             Unsecured Obligation. The Lender hereby acknowledges and agrees that the obligations of the Company hereunder (including, without limitation, in respect of repayment of the Loan Amount and the accrued but unpaid interest thereon) shall be an unsecured obligation of the Company in all respects.

5.             Governing Law; Venue. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York without regard to the conflict of law provisions. The competent courts of the State of New York shall have exclusive jurisdiction to resolve all disputes arising from or in connection with this Note or the Purchase Agreement.

6.             Transfer; Successors and Assigns. The Lender may not sell, assign, pledge, dispose of or otherwise transfer (collectively, “Transfer”) this Note, unless the Lender obtains the Company’s prior written approval (such approval to be provided in the Company’s sole and absolute discretion).

7.             Notices. The notice provision of the Purchase Agreement shall apply to this Note.

8.             Amendments, Modifications. Any amendment or modification of this Note shall require the prior written consent of the Company and the Lender.

9.             Miscellaneous. The Company hereby expressly waives presentment, demand for payment, dishonor, notice of dishonor, protest, notice of protest and any other formality.

10.           Stock Reclassifications; Stock Splits, Combinations and Dividends. If the Shares issuable upon the conversion of this Note shall be changed into the same or different number of Shares of any class or classes of stock, whether by reclassification, stock split, stock dividend, or similar event, then and in each such event, the Lender, shall have the right thereafter to convert all or any portion of this Note into the kind and amount of Shares and property receivable upon such capital reorganization, reclassification or other change which the Lender would have received had this Note been converted immediately prior to such capital reorganization, reclassification or other change.

11.           Adjustments. The Company will make an appropriate adjustment to the number of Shares issuable upon conversion and/or the Conversion Price thereof upon any stock split, combination, dividend, distribution, recapitalization, reorganization, or similar event affecting the Company’s capital stock other than cash dividends paid or payable from retained earnings (collectively, a "Stock Event"), so that the Lender will receive, upon conversion, all Shares, dividends, rights and benefits to which the Lender would have been entitled had Lender converted this Note prior to such Stock Event. The form of this Note need not be changed by reason of any such adjustment. Any successor entity to the Company will execute and deliver to the Lender a supplement hereto acknowledging such entity's obligations under this Note. The Company will make adjustments as soon as practicable following any Stock Event, and immediately thereafter give notice to the Lender of all facts and calculations associated with such adjustment. Stock Event adjustments may be waived by the Lender, in its sole and absolute discretion.

12.           Default. If there shall be any Event of Default (as defined below) hereunder, at the option and upon the declaration of the Lender of this Note and upon written notice to the Company (which election and notice shall not be required in the case of an Event of Default under Section 12(b) or 12(c)), this Note shall accelerate and all Loan Amount and unpaid accrued interest shall become due, payable and collectible. The occurrence of any one or more of the following shall constitute an “Event of Default” hereunder:

(a)           The Company fails to pay timely any of the Loan Amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable or within five (5) business days thereafter;

(b)           The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(c)           An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company and is not removed within sixty (60) days from the date of such appointment.

(d)           If the Company shall admit in writing to its inability to pay its debts as they mature and Lender has elected to not convert this Note.

(e)           If a judgment creditor shall file or commence any levy of attachment, execution or other similar process against the assets of the Company valued in excess of $100,000 which potential loss is not covered by insurance or which proceeding is not being contested in good faith by the Company, provided however, that such event shall not be an Event of Default if the Company cures such event within sixty (60) days after receiving notice of the Event of Default contemplated under this subsection.

(f)            If the Company commits fraud at any time in connection with this Note.

13.	Default Remedies.

(a)           If an Event of Default (other than an insolvency Event of Default) has occurred and is continuing, the Lender, by notice to the Company, may declare the Loan Amount of this Note and all accrued interest thereon to be immediately due and payable, and upon any such declaration, such Loan Amount and accrued interest shall thereupon become due and payable immediately within five (5) business days from the Lender’s written request. In the event the Company fails to pay all outstanding Amounts within this five (5) business day period, the interest rate on the unpaid and outstanding Loan Amount of this Note shall be increased to, and this Note shall bear interest at, a monthly rate equal to one and a half percent (1.5%) or to the maximum rate permitted by law (the "Default Rate") from the expiration of the five (5) business day period until such unpaid and outstanding Loan Amount of this Note is repaid in full. If an insolvency Event of Default has occurred, the Loan Amount of this Note and accrued Interest thereon will become immediately due and payable without any declaration or any act on the part of any Lender. Such declaration of acceleration may be rescinded and past defaults may be waived by the Lender.

(b)           No course of dealing or delay or failure on the part of the Lender to exercise any right under this Section shall operate as a waiver of such right or otherwise prejudice the Lender’s rights, powers and remedies. The Company will pay or reimburse the Lender, to the extent permitted by law, for all reasonable costs and expenses, including but not limited to reasonable attorneys’ fees, incurred by the Lender in collecting any sums due on this Note or in otherwise enforcing any of the Lender's rights hereunder.

(c)           No right or remedy herein conferred upon the Lender is intended to be exclusive of any other right or remedy contained herein or existing at law, in equity, by statute or otherwise, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedy contained herein and therein or now or hereafter existing at law, in equity, by statute or otherwise.

14.           Indemnity. The Company agrees to indemnify and hold the Lender harmless from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses of any kind and nature whatsoever (including attorneys' fees and disbursements and other costs of investigation or defense) that may be instituted or asserted against or incurred by the Lender as the result of credit having been extended, suspended or terminated under this Note or with respect to the execution, delivery, enforcement, performance and administration of, or in any other way arising out of or relating to, this Note or the transactions referred to herein and any actions or omissions with respect to any of the foregoing, except to the extent that the Lender is finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of the Lender.

15.           Replacement of Note. If the Lender of record loses this Note, the Company shall issue an identical replacement Note to the Lender upon the Lender’s delivery to the Company of an executed lost note affidavit stating the facts surrounding such loss of this Note and an executed indemnity agreement indemnifying and holding harmless the Company against any losses incurred or liabilities suffered by the Company or claims against the Company by any other holders or transferees of this Note related to or from the issuance of the replacement Note by the Company, which lost note affidavit and indemnity agreement shall be in a form reasonably satisfactory to the Company.

16.           Reinstatement. This Note shall continue to be effective, or be reinstated, as applicable, if at any time payment of all or any part hereof is rescinded or must otherwise be returned or restored by the Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company, as though such payments had not been made.

17.           Additional Covenants. Until this Note is paid in full, the Company shall not without the prior written consent of the Lenders holding a majority in interest of the Loan Amount. (such consent which shall not be unreasonably delayed, withheld, or conditioned): (i) issue any securities other than strictly pursuant to a Qualified Financing, IPO or pursuant to a duly adopted Stock Incentive Plan; (ii) incur or agree to incur any indebtedness that is senior to this Note (except for the SQN Note as hereinafter defined) ; (iii) make any loans to, or assume or guarantee any debt or other obligations of another person or entity in excess of $10,000; (iv) enter into or modify any affiliated party transaction or pay current officers and directors in excess of that which has previously been disclosed in writing to the Lender; (v) place any liens or encumbrances on, or cause any liens or encumbrances to be placed on, or transfer, convey, assign, pledge or grant any security interests in, the capital stock or assets or properties of the Company other than those liens that may be granted to SQN under the SQN Note; or (vi) declare or pay any dividends or distributions on its capital stock until this Note is paid in full.

18.           Financial Statements. So long as this Note is outstanding, the Company shall furnish to the Lender:

(a)            Monthly Reports. Within thirty (30) days following the end of each fiscal month of the Company, a copy of the consolidated and consolidating balance sheet, income statement and statement of cash flow (the "Financial Statements") of the Company and its subsidiaries, internally prepared for such fiscal month in accordance with generally accepted accounting principles in the United States, consistently applied, setting forth in comparative form the corresponding figures for that date and period, accompanied by a certificate executed by the Chief Executive Officer or Chief Financial Offer of the Company certifying that (i) such Financial Statements are complete, true and correct and (ii) to his or her actual knowledge, the Company is not in default of any of its covenants made hereunder.

(b)           Annual Reports. Within ninety (90) days following the close of each fiscal year of the Company, the Financial Statements for such fiscal year certified by an officer of the Company without qualification in reasonable detail, setting forth in comparative form the corresponding figures for the corresponding date and period in the preceding fiscal year, and accompanied by other detailed reports from such accountants to the Company (including, without limitation, any management letters) in connection with each annual or interim audit or review of the books of the Company by such accountants. In the event the Board of Directors of the Company approves the annual Financial Statements to be audited, the Lender shall be provided with Financial Statements audited by an independent certified public accounting firm reasonably acceptable to the Lender.

19.           Seniority. The Lender hereby confirms and acknowledges that this Note shall rank pari passu in seniority with any other Note issued under the Purchase Agreement or any other Note Purchase Agreements outstanding by the Company as of the date hereof, including those notes issued under that certain note purchase agreement entered into in May, 2020, by and between the Company and the lenders indicated therein. The Lender further confirms and acknowledges that this Note shall rank junior in all respects (including in respect of payment) to that certain promissory note that may be issued by the Company to SQN Venture Income Fund, L.P., or an affiliate thereof (“SQN”) in the aggregate amount of up to $3,000,000 (the “SQN Note”) in respect of the Company purchasing certain assets of SQN (the “SQN Transaction”). Nothing herein shall obligate the Company to consummate the SQN Transaction or issue the SQN Note but in the event the SQN Transaction is consummated, and the SQN Note is issued by the Company in connection therewith, the SQN Note, and any lien granted to SQN thereunder, shall be deemed senior and first ranking in all respects to this Note. The Lender hereby consents to the SQN Transaction and the senior SQN Note and undertakes to execute any document, or take any action, reasonably requested by the Company or SQN to subordinate this Note to the SQN Note.

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IN WITNESS WHEREOF, the Company has executed this Note as of the date first above written.

THE COMPANY:
MARPAI, INC.

By:	/s/ Edmundo Gonzalez
Name:	Edmundo Gonzalez
Title:	President & Secretary

Approved and Agreed:

THE LENDER:

STEVE JOHNSON

By:	/s/ Steve Johnson
Name:	Steve Johnson
Title:	self

[SIGNATURE PAGE TO CONVERTIBLE PROMISSORY NOTE]